SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                      COMMISSION FILE NUMBER _____________

                           NOTIFICATION OF LATE FILING

     (CHECK ONE): |_|  FORM 10-K |_|  FORM 11-K |_|  FORM 20-F |X|  FORM 10-QSB
                  |_|  FORM N-SAR

      FOR PERIOD ENDED: SEPTEMBER 30, 2004

      |_| TRANSITION REPORT ON FORM 10-K

      |_| TRANSITION REPORT ON FORM 20-F

      |_| TRANSITION REPORT ON FORM 11-K

      |_| TRANSITION REPORT ON FORM 10-Q

      |_| TRANSITION REPORT ON FORM N-SAR

      FOR THE TRANSITION PERIOD ENDED:

      READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

                                     PART I
                             REGISTRANT INFORMATION

FULL NAME OF REGISTRANT: INTELISYS AVIATION SYSTEMS OF AMERICA INC

815 BOMBARDIER STREET
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

SHEDIAC, NEW BRUNSWICK, CANADA, E4P 1H9
CITY, STATE AND ZIP CODE

                                     PART II
                             RULE 12B-25(B) AND (C)

      IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE.)

      (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS [X] | FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

      (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT | ON FORM 10-K, FORM 20-F, FORM 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE
|X| FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

      (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

                                    PART III
                                    NARRATIVE

THE REGISTRANT HEREBY REPRESENTS THAT IT IS UNABLE TO FILE ITS QUARTERLY REPORT ON FORM 10-QSB FOR THE PERIOD ENDED SEPTEMBER 30, 2004, BECAUSE MANAGEMENT WAS UNABLE TO COMPLETE THE REVIEW OF ITS THIRD QUARTER FINANCIAL STATEMENTS BY NOVEMBER 15, 2004 DUE TO INFORMATION RECEIVED ON NOVEMBER 15, 2004 FROM THE CANADA REVENUE AGENCY PERTAINING TO A RECEIVABLE RECORDED IN THE COMPANY'S FINANCIAL STATEMENTS. THE COMPANY RECEIVED NOTIFICATION LATE IN THE AFTERNOON THAT THE AMOUNT RECEIVABLE IS IN FACT HIGHER THAN PREVIOUSLY ANTICIPATED. THE DELAY COULD NOT BE CURED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND SUBSTANTIAL PORTIONS OF SUCH REPORT COULD NOT BE FINALIZED UNTIL THE COMPLETION OF SUCH FINANCIAL STATEMENTS CONTAINING THE NEW INFORMATION. THE REGISTRANT FURTHER REPRESENTS THAT THE FORM 10-QSB WILL BE FILED NO LATER THAN THE 5TH DAY FOLLOWING THE DATE ON WHICH THE FORM 10-QSB WAS DUE.

                                     PART IV
                                OTHER INFORMATION

(1)   NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
      NOTIFICATION

      DENIS GALLANT, CHIEF FINANCIAL OFFICER
      INTELISYS AVIATION SYSTEMS OF AMERICA INC.
      815 BOMBARDIER STREET
      SHEDIAC, NEW BRUNSWICK, CANADA, E4P 1H9
      TELEPHONE: (506) 532-8515

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S). |X| YES |_| NO

(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF? |_| YES |X| NO

      IF SO: ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

INTELISYS AVIATION SYSTEMS OF AMERICA INC. HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE  NOVEMBER 15, 2004                  BY  /S/ DENIS GALLANT
    -------------------                  ---------------------------------------
                                             DENIS GALLANT
                                             CHIEF FINANCIAL OFFICER